Exhibit 99.1

NorthView Acquisition Corporation Announces Receipt of Notice from Nasdaq Regarding Filing of Quarterly Report on Form 10-Q

New York, NY, December 11, 2024 (GLOBE NEWSWIRE) -- NorthView Acquisition Corporation. (Nasdaq: NVAC) (the “Company”) announced that it has received a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) stating that because the Company has not yet filed its Form 10-Q for the period ended September 30, 2024, the Company is no longer in compliance with Nasdaq Listing Rule 5250(c)(1), which requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”).

This notification has no immediate effect on the listing of the Company’s shares on Nasdaq. However, if the Company fails to timely regain compliance with the Nasdaq Listing Rule, the Company’s securities will be subject to delisting from Nasdaq.

Under Nasdaq rules, the Company has 60 calendar days to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rule. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up to 180 days from the prescribed due date for filing the Form 10-Q to regain compliance. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

The Company is working diligently and expects to file its Form 10-Q within the 60-day period described above, which would eliminate the need for the Company to submit a formal plan to regain compliance.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

About NorthView Acquisition Corporation

NorthView Acquisition Corporation is a blank check company incorporated in the State of Delaware for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contacts:

Fred Knechtel

Fredknechtel@hotmail.com

631 987-8921